EXHIBIT 99.1
                                                                    ------------

                              FOR IMMEDIATE RELEASE

Contact: Clement B. Knapp, Jr.
         President
         (219) 836-5870

January 21, 2004

                     AMB FINANCIAL ANNOUNCES QUARTER RESULTS
                                AND CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the fourth quarter ended December 31, 2003 totaled $.27 per diluted share, up 17.4% from the $.23 per diluted share reported for the quarter ended December 31, 2002. The increased earnings per share compared to last year resulted primarily from increased non-interest income, resulting from a $92,000 loan loss settlement, as well as a slight increase in net interest income, offset by slightly higher non-interest expense. Net income for the current quarter totaled $271,000 compared to $235,000 reported in the year earlier period. Return on average equity and return on average assets were 8.66% and .74%, respectively, in the current quarter compared to 7.89% and .64% in last year's comparable period.

AMB Financial Corp. also announced an increase in its quarterly cash dividend to $.06 per share for the quarter ended December 31, 2003, an increase of 20% from the $.05 per share paid for the prior quarter. The dividend will be payable on February 20, 2004 to shareholders of record on February 6, 2004.


                 RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2003


Net interest income for the current quarter totaled $1.08 million compared to $1.07 million for last year's fourth quarter, an increase of 1.2%. The net interest margin was 3.30% in the current quarter, five basis points higher than the 3.25% reported for the quarter ended September 30, 2003, and higher than last year's fourth quarter net interest margin of 3.19%. The slight improvement in the margin during the past three months was principally due to a drop in average funding costs resulting from the maturity of higher costing certificates of deposit, which exceeded the decline in the Company's average yield on interest-earning assets.

The average yield on interest-earning assets fell to 5.93% for the quarter ended December 31, 2003 compared to 6.07% for the quarter ended September 30, 2003 and 6.53% in last year's fourth quarter. The yield on loans receivable declined to 6.20%, compared to 6.65% three months ago, the result of heavy loan refinancing activity. The yield on loans receivable was 6.95% for the quarter ended December 31, 2002. The average cost of interest-bearing liabilities declined to 2.63% in the current quarter, compared 2.80% for the quarter ended September 30, 2003 and 3.32% in last year's fourth quarter. The lower funding costs were largely the result of continued lower deposit liability costs. The cost of deposits declined to 2.14% for the quarter compared to 2.27% for the quarter ended September 30, 2003 and 2.81% for the comparable quarter in 2002. The cost of deposits declined as a result of both an increase in the amount of lower-cost core deposits as a percentage of total deposits, as well as a continuing downward repricing of certificate of deposit accounts.

Non-interest income increased to $455,000 in the current quarter, compared to $362,000 reported in last year's fourth quarter. The increase in non-interest income was primarily due to a settlement of $92,000 received from the Bank of New York regarding losses on medical lease loans charged off during 2002. In addition, during the fourth quarter, the Company sold available for sale investment securities realizing a gain of $19,000 and disposed of a real estate owned property at a gain of $8,000. Offsetting these increases in non-interest income was a $26,000 decline in service fee income related to the Company's purchase of accounts receivable, serviced by others due, in part, to repayment throughout the year of approximately $2.0 million of such accounts receivable. In addition, the Company also reported a loss of $28,000 in the current quarter compared to a loss of $22,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. However, as a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.06 million in the current quarter, compared to $1.03 million reported for the quarter ended December 31, 2002. The increase resulted primarily from increased staffing costs during the quarter of $34,000 due to increased compensation and benefit costs (including increased ESOP expense as a result of the increase in the price of the Company's stock between the periods) and increased data processing costs of $16,000 due to increased transaction activity, offset by a decrease in professional fees of $13,000.

Income tax expense totaled $163,000 in the current quarter, an effective tax rate of 37.5%, compared to $103,000 or an effective tax rate of 30.5% for the quarter ended December 31, 2002. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

Non-performing assets increased during the past three months to $1.65 million or 1.13% of total assets, compared to $1.44 million or .97% of total assets at September 30, 2003. At December 31, 2002, non-performing assets totaled $1.18 million, or .79% of total assets. Included in non-performing assets at December 31, 2003, is a $485,000 non-residential participation loan that remains in the process of foreclosure. Based upon the best available information to date, management has authorized the establishment of an additional $100,000 of specific reserve against this loan during the fourth quarter, bringing the total specific reserve on this loan to $358,000. There is no assurance, however, that future losses on this loan may not occur.

The Company recorded a provision for loan losses of $43,000 during the quarter as compared to $61,000 during the prior year's quarter. During the current quarter, the Bank recorded $9,000 of net charge-offs compared to $8,000 in net charge-offs recorded in the quarter ended December 31, 2002. The Bank's general allowance for loan losses was $600,000 at December 31, 2003, which is equal to 52.3% of net non-performing loans and .50% of net loans receivable.

                  RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003

Diluted earnings per share increased by 21.6% in the current year compared to last year, totaling $1.18 versus $.97 last year. For the year ended December 31, 2003, net income totaled $1.18 million compared to $1.0 million in calendar 2002. Return on average equity improved in the current year to 9.72% compared to 8.36% last year. The earnings improvement was due to an increase in net interest income, a reduced loan loss provision, higher revenues from fee income, increased earnings from trading securities and the loan loss settlement discussed above. These improvements were offset by higher operating expenses and increased income tax provisions.

Net interest income totaled $4.33 million for the current year, compared to $4.15 million reported for the prior year. The net interest margin increased to 3.23% in the current year compared to 3.14% a year ago, while average interest earning assets increased by $1.8 million. The continued low interest rate environment led to these results as funding costs fell faster than asset yields during the year.

Non-interest income increased by $336,000 primarily due to increased fees and service charges of $150,000, increased gains on trading account activity of $93,000, increased gains from the sale of real estate acquired through foreclosure in the amount of $52,000, and the loan loss settlement of $92,000, offset by reduced rental income from the Dyer office location of $69,000. As of December 31, 2003, the Company has fully leased all available rental space at the Dyer location. Non-interest expense increased by $316,000, due primarily to increases in compensation and benefits of $160,000, occupancy and equipment expenses of $30,000, data processing of $36,000 and professional fees of $17,000. Loan loss provisions totaled $214,000 in the current period as compared to $392,000 in the year ago period. The increased provision in the prior year includes $180,000 related to medical lease loans, which were subsequently charged-off in the second quarter of 2002.


                            BALANCE SHEET AND CAPITAL


Total assets of the Company declined by $2.5 million to $146.0 million at December 31, 2003 from $148.5 million reported at September 30, 2003. The decline in total assets over the most recent three month period reflects the utilization of excess liquidity to fund a reduction in deposit account balances of $3.1 million. Deposits decreased due to more moderate interest rate pricing on certificate of deposit accounts compared to competitors. Loan balances, which totaled $120.2 million at December 31, 2003, were $2.8 million higher than the $117.4 million balance three months ago. Loan balance increases were funded in part from investment security sales and maturities as well as by existing liquidity. Cash and cash equivalent balances declined by $2.0 million during the three month period. Deposit balances, as mentioned above, declined by $3.1 million to $108.3 million at December 31, 2003, while total borrowings, including the Company's subordinated debentures, increased by $942,000 to $21.1 million.

As of December 31, 2003, stockholders' equity in AMB Financial Corp. totaled $12.5 million. The number of common shares outstanding at December 31, 2003 was 949,379 and the book value per common share outstanding was $13.19. This book value represents an $1.19 increase from the $12.00 book value reported at December 31, 2002. The Bank's tangible, core and risk-based capital percentages of 8.78%, 8.78% and 15.23%, respectively, at December 31, 2003 exceeded all regulatory requirements by a significant margin.

This new release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the Bank or the Company.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release).


                               AMB Financial Corp.
                        Selected Financial Condition Data
                                 (In Thousands)

                                                               Dec. 31           Sept. 31          Dec. 31
                                                                 2003              2003             2002
                                                              (Unaudited)       (Unaudited)

Total assets                                                    145,965          148,499          149,672
Loans receivable, net                                           120,209          117,363          114,318
Mortgage-backed securities                                        3,155            3,445            2,643
Investment securities and interest bearing deposits               7,993           11,693           16,458
Deposits                                                        108,334          111,376          109,331
Borrowed money                                                   16,130           15,187           20,297
Guaranteed preferred beneficial interest
 in the Company's subordinated debentures                         5,000            5,000            5,000
Stockholders' equity                                             12,520           12,185           11,846



                            Selected Operations Data
                                 (In Thousands)
                                   (Unaudited)

                                                              Three Months Ended         Twelve Months Ended
                                                                 December 31                  December 31

                                                              2003         2002            2003         2002
                                                              ----         ----            ----         ----

Total interest income                                       $ 1,943        2,177           8,235        8,847
Total interest expense                                          861        1,108           3,903        4,693
                                                            -------      -------         -------      -------
 Net interest income                                          1,082        1,069           4,332        4,154
Provision for loan losses                                        43           61             214          392
                                                            -------      -------         -------      -------
 Net interest income after provision for
 loan losses                                                  1,039        1,008           4,118        3,762
                                                            -------      -------         -------      -------
Non-interest income:
 Fees and service charges                                       267          302           1,181        1,031
 Rental Income                                                   21           15              77          146
 Gains on trading securities                                     18           26             151           58
 Gains on available for sale securities                          19         --                29         --
 Loss from investment in joint venture                          (28)         (22)            (91)         (88)
 Gain (loss) on sale of real estate owned                         8         --                24          (28)
 Increase in cash surrrender value of life insurance             32           37             151          158
 Loan loss settlement                                            92         --                92         --
 Other operating income                                          26            4              57           58
                                                            -------      -------         -------      -------
 Total non-interest income:                                     455          362            1671         1335
                                                            -------      -------         -------      -------
Non-interest expense:
 Staffing cost                                                  521          487           1,959        1,799
 Occupancy and equipment costs                                  112          124             471          441
 Data processing                                                136          120             521          485
 Professional fees                                               60           73             248          231
 Other                                                          231          228             837          764
                                                            -------      -------         -------      -------
  Total non-interest expense                                  1,060        1,032           4,036        3,720
                                                            -------      -------         -------      -------
Net income before income taxes                                  434          338           1,753        1,377
                                                            -------      -------         -------      -------
Provision for federal & state income taxes                      163          103             571          376
                                                            -------      -------         -------      -------
Net income                                                  $   271          235           1,182        1,001
                                                            =======      =======         =======      =======


Earnings per share
  Basic                                                     $  0.30      $  0.25         $  1.31      $  1.02
  Diluted                                                   $  0.27      $  0.23         $  1.18      $  0.97

                               AMB Financial Corp.
                    Selected Financial Ratios and Other Data
                                   (Unaudited)

                                                                  Three Months Ended               Twelve Months Ended
                                                                     December 31                       December 31
                                                                2003             2002             2003             2002
                                                                ----             ----             ----             ----
Performance Ratios:
Return on average assets                                        0.74%            0.64%           0.78 %           0.68 %
Return on average equity                                        8.66             7.89             9.72             8.36
Interest rate spread information:
 Average during period                                          3.30             3.20             3.26             3.12
 End of period                                                  3.32             3.08             3.32             3.08
Net interest margin                                             3.30             3.19             3.23             3.14
Efficiency ratio                                               74.36            72.08            68.62            67.77
Ratio of operating expense to average total assets              2.88             2.79             2.67             2.54
Ratio of average interest earning assets to average
interest-bearing liabilities:                                  1.00x            1.01x             .99x            1.01x
Weighted average common shares outstanding:
  Basic                                                      911,726          939,994          904,283          978,694
  Diluted                                                  1,014,902        1,009,645        1,004,894        1,030,298

                                                                  At               At
                                                              Dec.31          Dec. 31
                                                                2003             2002
                                                                ----             ----
Quality Ratios:                                             (Unaudited)
Non-performing assets to total assets at end of
period                                                          1.13%            0.79%
Allowance for loan losses to non-performing
loans                                                          65.35            78.24
Allowance for loan losses to loans receivable, net              0.86             0.73


Capital Ratios:
Equity to total assets at end of period                         8.58             7.91
Average equity to average assets                                8.04             8.19


Other Data:
Number of full service offices                                     3                3

                              FOR IMMEDIATE RELEASE

Contact: Clement B. Knapp, Jr.
         President
         (219) 836-5870

January 21, 2004

               AMB FINANCIAL ANNOUNCES ANNUAL STOCKHOLDERS MEETING

Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that the Annual Stockholders Meeting will be held on April 28, 2004 at 10:30 a.m. in our Munster Office, located at 8230 Hohman Ave., Munster, Indiana 46321.

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the current report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date: January 22, 2004                     /s/ Clement B. Knapp
                                           --------------------------------
                                           Clement B. Knapp
                                           President and Chief Executive Officer




                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the current report of AMB Financial Corporation (the Company) on Form 8-K for the period ending December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Daniel T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: January 22, 2004                          /s/ Daniel T. Poludniak
                                                ----------------------------
                                                Daniel T. Poludniak
                                                Vice President, Treasurer and
                                                Chief Financial Officer